Exhibit 99.1

Noble Innovation’s Viridian Tankless Water Heater Selected Top Product for 2008 by Leading Building Industry Magazine

Noble Innovations, Inc. (OTCBB: NOBV) announced today that its Viridian® high-end, truly tankless electric tankless water heaters have been selected by Residential Design & Build magazine as #3 in its listing of the Top 100 New Products for 2008. Residential Design & Build magazine is the nation’s leading publication for designers and builders of custom homes.

According to James Cole, President and CEO of Noble Innovations, “Given that the first six of the Top 100 products selected for 2008 were tankless water heaters, it’s apparent that homeowners and building industry professionals are demanding the exceptional energy efficiency and water savings made available by these new ‘green’ products.” Cole also noted that “…of the first six products on the list, Noble Innovation’s Viridian brand was the only electric tankless water heater selected, which speaks to the outstanding quality and virtually maintenance-free performance designed into our products.” Readers of Residential Design & Build’s sister publication, Qualified Remodeler, also selected Viridian as a Top 100 product for 2008. For more information, see www.RDBMagazine.com.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as “green-conscious.” Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. The company’s first product is the new Viridian® high-quality, whole house, electric tankless water heater. For more information, see www.ViridianTankless.com.

About Cygnus Business Media

Cygnus Business Media is an internationally recognized business-to-business media company with a diverse portfolio of products reaching more than 5 million professionals annually. Cygnus Publishing, which includes print, interactive and custom marketing services, and Cygnus Expositions, provide comprehensive, integrated advertising and marketing programs for Cygnus’ valued customers and clients. The company’s products help enhance brand identity, generate sales leads, build product awareness, generate sales and strengthen customer/client relationships. For more information, see www.cygnusb2b.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward-looking statements.”

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: actual “green” products being identified and produced; Noble’s ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble’s business plan, risks, and effects of legal and administrative proceedings and governmental regulations; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble’s underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com

Source: Business Wire (November 24, 2008 - 6:07 AM EST)

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